Exhibit 10.6

GREEN MOUNTAIN COFFEE ROASTERS, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

SUMMARY PLAN DESCRIPTION

January 1, 2009

Copyright 2002-2008

Pension Works, Inc.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

INTRODUCTION	1

EMPLOYEE STOCK OWNERSHIP PLAN	1

ELIGIBILITY FOR PARTICIPATION	1
Eligible Employee	1
Date of Participation	1
Computing Service	1

CONTRIBUTIONS TO THE PLAN	2
Employer Contributions	2
Military Service	2
Limits on Contributions	2
Compensation	2

VESTING	2
Employer Contributions	2
Forfeitures	3
Year of Vesting Service	3

DISTRIBUTIONS	3
Commencement of Distributions	3
Normal Retirement Age	3
Timing and Form of Payment—ESOP Account	4
Timing and Form of Payment—Other Forms of Benefit	4
Cash Out	4
Beneficiary	4

INVESTMENTS	4
Pooled Accounts	4
Diversification	5
Voting Rights	5

SPECIAL TOP HEAVY RULES	5
Minimum Allocations	5
Minimum Vesting	5

CLAIM PROCEDURES	5

YOUR RIGHTS UNDER ERISA	6

MISCELLANEOUS	7
Domestic Relations Orders	7
Loss of Benefit	7
Amendment and Termination	8
Fees	8
Insurance	8
Administrator Discretion	8

ADMINISTRATIVE INFORMATION	8

i

INTRODUCTION

Green Mountain Coffee Roasters, Inc. (the “Company”) established the Green Mountain Coffee Roasters, Inc. Employee Stock Ownership Plan (the “Plan”) effective January 1, 2000 which has been most recently been restated effective January 1, 2009.

Although the purpose of this document is to summarize the more significant provisions of the Plan, the Plan document will prevail in the event of any inconsistency.

EMPLOYEE STOCK OWNERSHIP PLAN

An employee stock ownership plan (an “ESOP”) is a plan designed to provide eligible employees the advantages of ownership of stock in the Company. The Employer Contribution Account is invested primarily in the Company’s common stock, which gives you the opportunity to participate in any increases in the value of Company stock over time. This allows you to share in the success of the Company that your efforts help to produce. Contributions to the Employer Contribution Account may be made in cash or in Company Stock. The Employer Contribution Account may also be referred to as the “ESOP Account.”

The Trustee also may borrow money from a third party lender to purchase the Company’s common stock. Any stock acquired with borrowed funds will be used as security for the loan. As the loan is repaid (from Company contributions to the Plan), the Company’s common stock will be released and allocated to participants’ accounts.

ELIGIBILITY FOR PARTICIPATION

Eligible Employee

You are an “Eligible Employee” if you are employed by Green Mountain Coffee Roasters, Inc. or any affiliate who has adopted the Plan. However, you are not an “Eligible Employee” if you are a leased employee, an employee who is covered by a collective bargaining agreement, if you are a non-resident alien who received no U.S. earned income or if you are an Employee of Keurig, Inc.

Date of Participation

All Eligible Employees will become a Participant in the plan on the first day of the calendar quarter coincident with or next following the date the employee has attained age 21.

Computing Service

All eligibility service is taken into account except that if you are not vested when you terminate employment, Years of Eligibility Service before a period of five (5) consecutive One-Year Breaks in Service will not be taken into account in computing eligibility service. If your Years of Eligibility Service are disregarded pursuant to the foregoing, you will be treated as a new Employee for eligibility purposes. If your Years of Eligibility Service are not disregarded pursuant to the foregoing, such you will continue to participate in the Plan, or, if you are terminated, you will participate immediately upon reemployment.

A “One-Year Break in Service” means an eligibility computation period during which you are credited with 500 or fewer hours of service.

CONTRIBUTIONS TO THE PLAN

Employer Contributions

The Company may, in its sole discretion, make an Employer Contribution to the Plan on your behalf. You must complete at least 1,000 Hours of Service during the Plan Year and be employed on the last day of the Plan Year (or you are on an approved leave of absence on the last day of the Plan Year) in order to receive a share of any Employer Contribution made for that Plan Year. Please note that if you are an Eligible Employee and terminate employment with the Company due to death, disability or attainment of normal retirement age you will be eligible to receive an Employer Contribution, even if you did not complete 1,000 hour of service in the year of your termination.

Employer Contributions will be allocated to the Employer Contribution Accounts of each Participant eligible to share in such allocations in the ratio that each Participant’s Compensation bears to the Compensation of all eligible Participants.

Military Service

If you serve in the United States armed forces and must miss work as a result of such service, you may be eligible to receive contributions, benefits and service credit with respect to any qualified military service.

Limits on Contributions

The amount that may be contributed to the Plan on your behalf in any year is limited to a fixed dollar amount ($49,000 in 2009). In addition, contributions cannot exceed 100% of your total compensation.

Compensation

“Compensation” means wages that are shown as taxable wages on your IRS Form W-2. Compensation will also include any amount you elect to defer on a tax-preferred basis to any Company benefit plan. Compensation will exclude compensation in excess of the limit established by IRS in determining who is considered a highly compensation employee ($110,000 for 2009). Compensation will also exclude: moving expenses, amounts realized from the exercise of a non-qualified stock option or the disposition of stock under a qualified stock option, and other amounts which receive special tax benefits, or contributions made by the employer under a Code Section 403(b) Plan.

VESTING

Employer Contributions

Your interest in your Employer Contribution Account will vest based on your Years of Vesting Service (defined below) in accordance with the following schedule:

Years of Vesting Service	Vesting Percentage
Less than Two Years	0%
Two Years but less than Three Years	0%
Three Years but less than Four Years	0%
Four Years but less than Five Years	0%
Five or More Years	100%

Notwithstanding the foregoing, you will become fully (100%) vested upon (1) your attainment of Normal Retirement Age while an employee of the Company, (2) your death while an employee of the Company, or (3) the date you suffer a disability while an employee of the Company.

Forfeitures

If You Receive a Distribution. If you receive a distribution of the entire vested portion of your Account, you will forfeit the nonvested portion of such Account. If the value of your vested Account balance is zero, you will be deemed to have received a distribution of your Account.

If You Do Not Receive a Distribution. If you terminate employment and do not receive a complete distribution of the vested portion of your Account, you will forfeit the nonvested portion of your Account after the date you incur five consecutive One-Year Breaks in Service.

Reemployment. If you receive or are treated as receiving a distribution and you resume employment, the amounts you have forfeited (if any) will be restored if you repay the full amount of the previous distribution before the earlier of 5 years after the first date on which you are subsequently reemployed, or the date you incur 5 consecutive One-Year Breaks in Service following the date of the distribution.

Year of Vesting Service

“Year of Vesting Service” means a vesting computation period during which you complete 1,000 hours of service.

All of your Years of Vesting Service with the Company are counted except Years of Vesting Service before the Company maintained this Plan or a predecessor plan.

The following service will be disregarded in determining Years of Vesting Service:

If you have five consecutive One-Year Breaks in Service, all periods of service after such One-Year Breaks in Service will be disregarded for the purpose of vesting your Account balance that accrued before such Breaks in Service, but both the service before and after such Breaks in Service will count for purposes of vesting your Account balance that accrues after such One-Year Breaks in Service.

A “One-Year Break in Service” means a vesting computation period during which you are credited with 500 or fewer hours of service. The vesting computation period is the Plan Year.

DISTRIBUTIONS

Commencement of Distributions

Termination of Employment. You are entitled to receive a distribution from your Account after you terminate employment. The distribution will start at the time specified in the section titled “Timing and Form of Payment” below.

Late Retirement. If you continue working for the Company after your Normal Retirement Age, your participation under the Plan will continue, and your benefits will begin following the date you terminate employment. The distribution will start at the time specified in the section titled “Timing and Form of Payment” below.

Death. If you die, your Beneficiary will become entitled to receive your vested Account balance. The distribution will start at the time specified in the section titled “Timing and Form of Payment” below.

Normal Retirement Age

“Normal Retirement Age” means the date you reach age 65.

Timing and Form of Payment—ESOP Account

Distribution for Reasons of Attainment of Retirement Age, Disability or Death. If your ESOP Account balance becomes distributable on account of attainment of Normal or Late Retirement, Disability or Death, payment of your vested ESOP Account may commence not later than the close of the Plan Year following the Plan Year in which you terminate employment.

Distribution for Reasons of other than Attainment of Retirement Age, Disability or Death. If your ESOP Account balance becomes distributable on account of any termination of employment other than attainment of Normal or Late Retirement, Disability or Death, payment of your vested ESOP Account will commence not later than the close of the Plan Year following the Plan Year in which you terminate employment.

Any distribution from your ESOP Account will be paid in cash and whole shares of Company Stock. Your benefits will be paid in a single lump sum.

In addition, you may elect to have payments from your ESOP Account made in the manner specified under “Timing and Form of Payment—Other Forms of Benefit” below.

Timing and Form of Payment—Other Forms of Benefit

Distribution for Reasons Other Than Death. If you become entitled to receive your benefit for any reason other than death, payment of your vested Account may start after completion of the annual valuation for the year in which you terminate employment.

Distribution on Account of Death. If you die before distribution of your Account begins, the remaining Account balance must be paid no later than the 5th plan year after the close of the Plan Year in which you die.

Cash Out

If the vested amount of your Account does not exceed $5,000, your vested Account will be paid in a lump sum.

If the vested amount of your Account exceeds $5,000, you must consent to any distribution of your Account. However, the Plan Administrator may distribute your vested Account in a lump sum without consent at the time that payments must begin under applicable federal law—generally the April 1 following the later of the calendar year in which you attain age 70-1/2 or you terminate employment. Special rules apply to persons who are deemed to own more than 5% of the Company.

Beneficiary

You have the right to designate one or more primary and one or more secondary Beneficiaries to receive any benefit becoming payable upon your death. Your spouse must be your sole primary beneficiary unless he or she consents to the designation of another beneficiary. You may change your Beneficiaries at any time and from time to time by filing written notice of such change with the Plan Administrator.

If you fail to designate a Beneficiary, or in the event that all designated primary and secondary Beneficiaries die before you, the death benefit will be payable to your spouse or, if there is no spouse, to your estate.

INVESTMENTS

Pooled Accounts

Except for segregated accounts specifically authorized under other provisions of this Plan, all assets are pooled for investment purposes, and your Account is not segregated from other Participant’s Accounts.

Diversification

Because this Plan is an ESOP, your ESOP Account will be invested primarily in the Company’s common stock. However, once you have reached age 55 and completed 10 years of participation in the Plan, you may elect to diversify the investment of the portion of your ESOP Account invested in the Company’s common stock. You will be given this opportunity for a 6-year period beginning with the year in which you first satisfy both these conditions. During the first 5 years after you qualify for this option, you can diversify the investment of up to a total of 25% of your investment in Company stock. This 25% figure is a total for all five years, and is reduced in any year by any amounts you have previously elected to diversify. In the sixth year, the total you may elect to diversify (on a cumulative basis) is 50% of your ESOP Account.

If you elect to diversify a portion of your investment in Company common stock, the Trustee will distribute that amount to you.

Voting Rights

All Company stock held by the Plan will generally be voted by the Trustee. You or, if applicable, your Beneficiary may be entitled to direct the Trustee to exercise any voting rights attributable to stock allocated to your ESOP Account with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all of the assets of a trade or business, or other similar transactions. The Plan Administrator will provide you with voting forms and instructions.

SPECIAL TOP HEAVY RULES

Minimum Allocations

If the Plan is Top Heavy, the Company will generally allocate a minimum of 3% of your Compensation to the Plan if you are a Participant who is (i) employed by the Company on the last day of the Plan Year and (ii) not a key employee.

Minimum Vesting

If you complete an hour of service while this Plan is top-heavy, your vested percentage will be determined under the following schedule to the extent that it is more favorable than the vesting schedule provided for the section entitled “Vesting”:

Years of Vesting Service	Vesting Percentage
Less than Two Years	0%
Two Years but less than Three Years	0%
Three Years or more	100%

CLAIM PROCEDURES

You or any other person entitled to benefits from the Plan (a “Claimant”) may apply for such benefits by completing and filing a claim with the Plan Administrator. Any such claim must be in writing and must include all information and evidence that the Plan Administrator deems necessary to properly evaluate the merit of and to make any necessary determinations on a claim for benefits. The Plan Administrator may request any additional information necessary to evaluate the claim.

The Plan Administrator will normally answer any written claim within 90 days (45 days if the claim relates to a disability determination) of the date all the information and evidence necessary to process the claim is received. However, if the Plan Administrator furnishes the Claimant with a written extension notice during that period, the Plan Administrator may take up to 90 additional days (30 additional days if the claim relates to a disability determination) to make its decision. Any written extension notice must indicate the special circumstances which make the extension necessary and the date by which the Plan Administrator expects to render its decision.

If the claim relates to a disability determination, the period for making the determination may be extended for up to an additional 30 days if the Plan Administrator notifies the Claimant prior to the expiration of the first 30-day extension period. The notice will include (1) the standards on which entitlement to a benefit is based, (2) the unresolved issues that prevent a decision on the claim, and (3) the additional information needed to resolve those issues. The Claimant will have at least 45 days to provide the requested information.

If a claim is wholly or partially denied, the Plan Administrator will provide the Claimant with a written notice identifying (1) the reason or reasons for such denial, (2) the pertinent Plan provisions on which the denial is based, (3) any material or information needed to grant the claim and an explanation of why the additional information is necessary, and (4) an explanation of the steps that the Claimant must take if he wishes to appeal the denial.

If a Claimant wishes to appeal the denial of a claim, he must file a written appeal with the Plan Administrator on or before the 60th day (180th day if the claim relates to a disability determination) after he receives the Plan Administrator’s written notice that the claim has been wholly or partially denied. The written appeal should identify both the grounds and specific Plan provisions upon which the appeal is based. The Claimant will be provided, upon request and free of charge, documents and other information relevant to his claim. A written appeal may also include any comments, statements or documents that the Claimant may desire to provide. The Plan Administrator will consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator may deem relevant. The Claimant will lose the right to appeal if the appeal is not timely made.

The Plan Administrator will ordinarily rule on an appeal within 60 days (45 days if the claim relates to a disability determination). However, if special circumstances require an extension and the Plan Administrator furnishes the Claimant with a written extension notice during the initial period, the Plan Administrator may take up to 120 days (90 days if the claim relates to a disability determination) to rule on an appeal.

If an appeal is wholly or partially denied, the Plan Administrator will provide the Claimant with a written notice identifying (1) the reason or reasons for such denial and (2) the pertinent Plan provisions on which the denial is based. The determination rendered by the Plan Administrator is binding upon all parties.

If the claim relates to a disability determination, determinations of the Plan Administrator will include the information required under applicable United States Department of Labor regulations.

YOUR RIGHTS UNDER ERISA

As a participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). This federal law provides that you have the right to:

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Obtain, once a year, a statement from the Plan Administrator regarding your Accrued Benefit under the Plan and the nonforfeitable (vested) portion of your Accrued Benefit, if any. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

In addition, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your benefits or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

MISCELLANEOUS

Domestic Relations Orders

Your benefits under the Plan may be assigned to other people in accordance with a qualified domestic relations order. You may obtain, without charge, a copy of the Plan’s procedures regarding qualified domestic relations orders from the Plan Administrator.

Loss of Benefit

Except as provided below, your account is not subject to any form of attachment, garnishment, sequestration or other actions of collection afforded creditors and your benefits are free from attachment, garnishment, trustee’s process, or any other legal or equitable process. You may not alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which you may expect to receive, contingently or otherwise, under the Plan, except that you may designate a Beneficiary.

However, you may lose all or part of your balance:

Under the terms of a qualified domestic relations order.

To comply with any federal tax levy.

To comply with the provisions and conditions of a judgment, order, decree or settlement agreement between you and the Secretary of Labor or the Pension Benefit Guaranty Corporation relating to your violation (or alleged violation) of part 4 of subtitle B of title I of ERISA.

If we cannot locate you when your benefit becomes payable to you.

Amendment and Termination

The Company may amend, terminate or merge the Plan at any time. However, no such action may permit any part of Plan assets to be used for any purpose other than the exclusive benefit of participants and beneficiaries or cause any reduction in the amount credited to your account. If the Plan is terminated, all amounts credited to your accounts will become 100% vested.

Fees

Your account may be charged for some or all of the costs and expenses of operating the Plan. Such expenses include, but are not limited to, investment expenses and costs to process plan distributions and domestic relations orders.

Insurance

Your account is not insured by the PBGC because the Plan is not a defined benefit pension plan.

Administrator Discretion

The Plan Administrator has the authority to make factual determinations, to construe and interpret the provisions of the Plan, to correct defects and resolve ambiguities in the Plan and to supply omissions to the Plan. Any construction, interpretation or application of the Plan by the Plan Administrator is final, conclusive and binding.

ADMINISTRATIVE INFORMATION

1.	The Plan Sponsor and Plan Administrator is Green Mountain Coffee Roasters, Inc.

Its address is 33 Coffee Lane, Waterbury, VT 05676.

Its telephone number is 802-244-5621.

Its Employer Identification Number is 03-0339228.

2.	The Plan is an employee stock ownership plan which has been designated by the sponsor as its plan number 002.

3.	The Plan’s designated agent for service of legal process is the President of the corporation named in paragraph 1. Any legal papers should be delivered to him at the address listed in paragraph 1. However, service may also be made upon the Plan Administrator or a Trustee.

4.	The Plan’s assets are held in a trust created under the terms of the Green Mountain Coffee Roasters, Inc. Systems Employee Stock Ownership Trust. The Trustee is GreatBanc Trust Company.

Its Address is: 801 Warrenville Road, Suite 500, Lisle, IL 60532

Its phone number is: (603) 810-4500

5.	The Company’s fiscal year ends on September 30 and the plan year ends on December 31.